November 25, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Transparent Value Large-Cap Aggressive Fund, Transparent Value Large-Cap Defensive Fund, Transparent Value Large-Cap Market Fund, Transparent Value Dividend Fund, Transparent Value Large-Cap Core Fund, Transparent Value Large-Cap Growth Fund, Transparent Value Large-Cap Value Fund, Transparent Value Directional Allocation Fund, Transparent Value Small-Cap Fund and Transparent Value SMID-Cap Directional Allocation Fund (the “Funds”), each a series of Transparent Value Trust and, under date of November 25, 2015, we reported on the financial statements of the Funds as of and for the year ended September 30, 2015.  We were notified by the Funds that the client-auditor relationship between the Funds and KPMG LLP ceased effective the date of the issuance of our opinion.

We have read the Funds’ statements included under Sub-Item 77K of Form N-SAR dated September 30, 2015, and agree with such statements, except that we are not in a position to agree or disagree with the Funds’ statements regarding the Board of Directors’ selection of Ernst & Young LLP to replace KPMG or consultations with Ernst & Young LLP by the Funds during the last two fiscal periods.

Very truly yours,

/s/KPMG LLP